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                                                                    EXHIBIT 10.5
                      ENVIRONMENTAL COMPLIANCE AGREEMENT
                      ==================================


      This ENVIRONMENTAL COMPLIANCE AGREEMENT ("Agreement") is dated as of June 19, 1997, and is being entered into between West Valley MRF, LLC, a California limited liability company ("Obligor"), and Union Bank of California, N.A. ("Bank").

      The parties hereto enter this Agreement on the basis of the following facts, understandings and intentions:

      A. Bank has made financing arrangements with Obligor as evidenced by that certain Reimbursement Agreement dated as of June 1, 1997, between the Bank and the Obligor (the "Reimbursement Agreement"). Such extension of credit or other financing arrangements, together with any amendments, replacements, substitutions, extensions or refundings thereof, are hereinafter referred to as the "Credit Extension". Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Reimbursement Agreement.

      B. In connection with the Credit Extension, Obligor will undertake or has undertaken certain obligations set forth in this Agreement. All of said obligations of Obligor to Bank hereunder, together with any amendments, substitutions, extensions or modifications thereof, are hereinafter referred to as the "Environmental Obligation".

      C. The term "Collateral" shall mean any real or personal property to which Bank has been granted a security interest by Obligor in connection with the Credit Extension.

      D. The term "Property" shall mean that certain real property located in the County of San Bernardino, State of California, and more particularly described in Exhibit "A", attached hereto, including any improvements affixed to
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and becoming a part of said real property.

      E. Obligor is a limited liability company, the only members of which are West Valley Recycling & Transfer, Inc., a California corporation, ("WVRT") and Kaiser Recycling Corporation, a Delaware Corporation ("KRC"). WVRT is a wholly-owned subsidiary of Burrtec Waste Industries, Inc., a California Corporation, ("BWI") and KRC is a wholly-owned subsidiary of Kaiser Ventures Inc., a Delaware Corporation ("KVI"). Obligor is developing, building and equipping a materials recovery facility and transfer station on the property (the "MRF").

      F. Bank would not make the Credit Extension if, as a result, Bank might incur any liability arising with regard to any Environmental Condition (as defined in Section 1, below) now or hereafter present at, in, on, under, around or that affects any portion of the Property. Bank requires that Obligor execute this Agreement as a further assurance against such liability and that KRC, KVI, BWI and WVRT guaranty certain aspects of Obligor's Environmental Obligation to the Bank as provided herein and as evidenced by the two Environmental Guaranty Agreements (the "Environmental Guarantees") substantially in the forms attached hereto as Exhibits "B" and "C".
          --------------------

      G. It is the intention of Bank that, as between Bank and Obligor, Obligor shall be liable as set out in this Agreement for the Environmental Obligation. Obligor shall be solely responsible for any and all liability arising with regard to any Hazardous Substance that is present at any time, whether before or after the date of this Agreement, whether at, in, on, under, above, around or that affects any portion of the Property, and Bank shall under no circumstances have any liability therefor except to the degree that it would be responsible under federal, state or local environmental laws for conduct by the Bank, its

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employees, contractors or agents and their respective subcontractors, that deposits, releases or exacerbates any Environmental Condition at, in, on, under, above, around or that affects any portion of the Property. However, Bank will not be liable for any action or inaction related to a breach or default of this Agreement by the Obligor, including, but not limited to, Obligor's duty of compliance regarding Hazardous Substances as set out in Article 5 of this Agreement, unless Bank's liability arises out of its gross negligence or willful misconduct. It is intended by the parties that this Agreement be fully enforceable to the maximum extent permitted by law.

      NOW THEREFORE, in consideration of, and as an inducement for, bank making the credit extension and for other good and valuable consideration, Obligor agrees as follows:

      1. DEFINITIONS. For purposes of this agreement, the following terms shall have the following meaning:

      A.  "BURRTEC-RELATED ENVIRONMENTAL OBLIGATION" shall mean any
           ----------------------------------------
environmental Obligation of Obligor hereunder which arises as a result of any subsequent environmental condition other than (i) the presence of unknown Pre-Existing Environmental Conditions or (ii) any escape, release, discharge, deposit, emission or other effect from the migration of a Pre-Existing Environmental Condition from the Environmental Response Structures, which is caused by an act of God or other natural cause beyond the reasonable control or prevention of Obligor.

      B.  "ENVIRONMENTAL CONDITION" shall mean and include the Environmental
           -----------------------
Response Structures, all Pre-Existing Environmental Conditions and Subsequent Environmental Conditions.

      C.  "ENVIRONMENTAL RESPONSE STRUCTURES" shall include but not be limited
           ---------------------------------
to the MRF building floor and cap system including the sidewalls of the below grade mechanical equipment pits, the "warning barrier" of yellow caution tape placed beneath the concrete floor, the clean, compacted fill beneath the warning barrier and above the affected soil and burial cell, and any portion of the building wall which is below the grade of the building floor, the associated drainage structures, the soil cement cap and its drainage structures, including the drain and culvert (which are yet to be built) leading to the flood control basin which are part of the cap system and the integrity of the Hazardous Substances burial cells beneath the caps and all monitoring and maintenance and other requirements associated with the structures as more fully set out in KVI's Operation and Maintenance Agreement, Operation and Maintenance Plan for the MRF Building Floor Cap and the Soil Cement Cap areas and in the Amendment to Operable Unit No. 1, Tar Pits Remedial Action Plan ("Amended RAP"). The Environmental Response Structures are for the purpose of capping and containing Hazardous Substances on the Property existing as of June 19, 1997.

      D.  "HAZARDOUS SUBSTANCES" shall mean any substance, material, or waste
           --------------------
(including, without limitation, raw materials, building components, recycled or recyclable materials, wastes, and the products and by-products of manufacturing, processing or other activities) which is or becomes designated, classified or regulated as being "toxic", "hazardous" or similarly designated, classified or regulated under any federal, state or local law, ordinance, rule or regulation. the term "Hazardous Substances" shall include, without limitation, (i) substances defined as "hazardous substances" or "toxic substances" for purposes of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; (ii) substances defined as "hazardous wastes" or "hazardous substances" for purposes of Section 25117 or Section 25316, respectively, of the California Health and Safety Code; and (iii) petroleum, flammable explosives, urea formaldehyde insulation, asbestos, polychlorinated biphenyls (PCBs), and radioactive materials.

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      E.  "KAISER-RELATED ENVIRONMENTAL OBLIGATION" shall mean any Environmental
           ---------------------------------------
Obligation of Obligor hereunder which arises as a result of or in connection with any Pre-Existing Environmental Condition, whether known or unknown, and/or any of the Environmental Response Structures including, without limitation, any release, deposit or other effect related to the migration of a Pre-Existing Environmental Condition from the Environmental Response Structures.

      F.  "PRE-EXISTING ENVIRONMENTAL CONDITION" shall mean any escape, release,
           ------------------------------------
discharge, emission, deposit, migration or other effect of or from Hazardous Substances that were present at any time, at, on, in, under, above, around or that affected any portion of the Property on or prior to june 19, 1997, by any cause whatsoever, whether man-made or resulting from natural causes or acts of god, including, without limitation, fire, flood, explosion or earthquake. In addition, a Pre-Existing Environmental Condition includes off-site environmental damages, claims, or litigation involving Obligor, KVI, or KRC for Hazardous Substances at, on, in, under, above, around or that affected any portion of the Property on or prior to june 19, 1997, or for the future release of known or unknown Hazardous Substance(s) at, in, on, above, under, around or that affect any portion of the property or that migrate from the Property if they were present on the Property on or prior to June 19, 1997. A general, but not all-inclusive, description of known Pre-Existing Environmental Conditions is reflected in the materials listed on Exhibit "B" attached hereto.
                                     ----------
      G.  "SUBSEQUENT ENVIRONMENTAL CONDITION" shall mean any escape, release,
           ----------------------------------
discharge, emission deposit, migration or other effect of or from a Hazardous Substances at, on, in, under, above, around or that affects any portion of the Property at any time after June 19, 1997 by any cause whatsoever, whether man-made or resulting from natural causes or migration acts of God, including, without limitation, fire, flood, explosion or earthquake.

      2. INDEMNITY REGARDING ENVIRONMENTAL CONDITIONS. Obligor agrees to indemnify and hold Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all reasonable consultant, expert and legal fees and expenses, including reasonable allocated costs of in-house legal and technical services) or loss directly or indirectly arising out of or resulting from any and all Environmental Conditions at, on, in, under, above, around or that affect any portion of the Property, including those incurred in connection with any investigative, containment, removal, remedial, cleanup, monitoring, restoration or post-remedial operation and maintenance work, or any resulting damages or injuries to the person or property of any third party or to any natural resources, however, the Obligor shall have no duty to indemnify and defend the bank, to the degree that Bank would be legally responsible under federal, state or local environmental laws, for a release or deposit of Hazardous Substances or exacerbation of any environmental condition caused by the Bank, its employees, contractors, subcontractors and/or agents. however, Bank will not be responsible for any action or inaction related to a breach or default of this agreement by the Obligor, including, but not limited to, Obligor's duty of compliance regarding Hazardous Substances as set out in
Article 5 of this Agreement, unless Bank's liability arises out of its gross negligence or willful misconduct.

      3. DEFENSE AND INDEMNITY PROCEDURES. After receipt by the Bank of notice of any claim, complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this agreement by the Bank, the Bank will notify Obligor, KVI and VWI in writing of such claim, complaint or of the commencement of such action or proceeding, but failure to notify the Obligor, KVI and/or BWI will not relieve the Obligor from any liability or obligation which the Obligor may have pursuant to this agreement, unless and only to the extent that such failure results in the forfeiture by Obligor of material rights and defenses. The Obligor will assume the defense of such claim, action or proceeding, including the employment of counsel reasonably satisfactory to the Bank and the prompt

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payment of the fees and disbursements of such counsel. In the event, however, the Bank reasonably determines that having common counsel would present such counsel with a conflict of interest, or if Obligor fails to assume the defense of the claim, complaint, action or proceeding or to employ counsel reasonably satisfactory to the Bank, in either case in a timely manner, then the Bank may employ separate counsel to represent or defend it in any such claim, action or proceeding and Obligor will promptly pay the reasonable fees and disbursements of such counsel. It is further agreed that Obligor will not, without the prior written consent of the Bank, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought unless such settlement, compromise or consent includes an unconditional release of the Bank hereunder from all liability arising out of such claim, action, suit or proceeding.

      It is further agreed that Obligor will promptly reimburse the Bank hereunder for all reasonable third-party expenses (including reasonable attorneys' and other legal fees and disbursements) as they are incurred by the Bank in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder and in enforcing this Agreement.

      4. REPRESENTATION AND WARRANTY REGARDING HAZARDOUS SUBSTANCES. Before signing this Agreement, Obligor researched and inquired, or has had an opportunity to research and inquire, into the previous uses and ownership of the Property. Based on that due diligence, as generally described in Exhibit "D"
                                                                 -----------
attached hereto, obligor represents and warrants that to the best of Obligor's
--------
knowledge, no Hazardous Substance has been released onto or disposed of or otherwise is present at, in, on, under, above, around or that affect any portion of the Property, except to the extent disclosed to Bank in writing by KVI and as identified on the attached Exhibit "D." (List of Environmental Documents
                           ----------
including Reports, Documents and Litigation Matters made available to Bank).

      5. COMPLIANCE REGARDING HAZARDOUS SUBSTANCES. Except for those Hazardous Substances used or found to be present on the Rroperty in connection with the ordinary course of the business presently being or anticipated to be conducted on the Property including those listed on Exhibit "E" attached hereto, and which
                                          -----------
are in compliance with all laws, regulations, ordinances, rules, permits, licenses, orders or other legally mandated requirements or plans governing or applicable to Hazardous Substances, Obligor shall not knowingly and shall not knowingly permit any third party to use, generate, manufacture, store, release, discharge or dispose of any Hazardous Substance in a reportable quantity as defined under federal or state Laws, at, on, in, under, above, around or in a manner which affects the Property, or transport in a reportable quantity as defined under federal or state laws any hazardous substance to or from the Property without the prior written consent of Bank, which consent shall not be unreasonably withheld, conditioned or delayed so long as such use, generation, manufacture, storage, release, discharge or transport does not arise from a proposed change in the character of the use of the Property; and that any such activity does not affect the Release from liability which Bank has obtained from the Department of Toxic Substances Control ("Department") pursuant to California Health and Safety code section 253641; (iii) and, Obligor demonstrates to the satisfaction of Bank that such use, generation, manufacture, storage, release, discharge or transport will be in full compliance with all laws, regulations, ordinances, rules, permits, licenses, orders, agreements, and/or plans governing or applicable to Hazardous Substances on the Property. To the best of its knowledge, Obligor has complied and shall comply and seek to cause all occupants and licensees of the Property to comply (including, if necessary, by resort to and diligent pursuit of all reasonably available legal, equitable and administrative remedies and proceedings) with all laws, ordinances, rules, regulations, orders, agreements and/or plans governing or applicable to Hazardous Substances on the Property, as well as the directives of all governmental authorities exercising jurisdiction over the Property. Notwithstanding the foregoing, Obligor may engage in emergency remediation work that is necessary to immediately protect public health and safety and property without first

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obtaining Bank's consent but Obligor shall notify the Bank and obtain its consent as provided herein as soon as possible.

      6. NOTICES REGARDING HAZARDOUS SUBSTANCES. Until full performance of the Environmental Obligation and repayment of the Credit Extension, Obligor shall promptly notify Bank if Obligor knows, suspects or believes there may be any Hazardous Substance of a material nature at, on, in, under, above, around, or that affects the groundwater or soil vapor on any portion of the Property, to the extent not previously disclosed by Obligor that is discovered after the date of this Agreement, or that Obligor, or the Property may be subject to any threatened or pending investigation by any governmental agency under any law, ordinance, rule or regulation pertaining to any hazardous substance, or may be subject to any claim or litigation by a third party regarding the presence of a Hazardous Substance in relation to its business and/or the Property. Subsequent to the date of this agreement, Obligor shall furnish Bank with copies of any pertinent and material notice, summons, letter, report or other written communication relating to the presence of Hazardous Substances at, on, in, under, above, around or that affect any portion of the Property within five (5) business days after Obligor's receipt thereof. The parties to this agreement recognize that Hazardous Substances are present on the Property and that these Hazardous Substances may be known and unknown and that the known Hazardous Substances have been identified in the 1988 consent order entered into by KVI and the Department and subsequent studies related to the Property as described in Exhibit "B" hereto, and that the Department approved KVI's amended RAP for the Property, that the Department is to issue a no further action letter in usual form for the MRF Parcel that will provide closure as to the identified Hazardous Substances subject to continuing Operation and maintenance obligations, and other legal obligations and that KVI has entered into an operation and maintenance agreement with the department and that KVI has developed and submitted an operation and maintenance plan to the department to protect the environmental response structures which are located or to be located on the Property.

      7. REMEDIATION WORK. If any investigation, monitoring, containment, cleanup, removal, restoration, remedial, or post-remedial operation and maintenance work of any kind or nature (the "Remediation Work") is or becomes necessary or required pursuant to any applicable federal, state or local law, ordinance, rule or regulation or the order or directive of any governmental authority exercising jurisdiction over the Property, due to the presence or suspected presence of an environmental condition, Obligor shall promptly commence to perform, or cause to be performed, and thereafter diligently prosecute to completion, all such Remediation Work provided that such Remediation Work shall never require a clean-up to standards greater than then existing industrial standards, unless necessitated by off-site damages, natural resources, or this agreement. the remediation work will be conducted in accordance with the documents, if any, identified in Exhibit "D", i.e., the KVI
                                                     -----------
Amended RAP, the Operation and Maintenance Agreement, and the Operation Maintenance Plan, as modified, and as such documents shall be amended from time to time, and in material compliance with all applicable laws, ordinances, rules and regulations, the agreements, orders, and directives of all governmental authorities exercising jurisdiction over the property or the remediation work. Obligor shall cause all Remediation Work to be performed in a good and workmanlike manner by one or more qualified environmental engineers or contractors. If requested by Bank, Obligor's obligations with regard to the remediation work shall include obtaining a letter or other written statement in usual form from the governmental authority(ies), exercising or having the right to exercise jurisdiction over the Property, or the Remediation Work, that no further action is required, subject, but not limited to, any continuing monitoring, or operation and maintenance obligations, provided, however, if all non-lead agencies having a right to exercise jurisdiction defer to a designated lead agency's decision or if there is a single agency designation, only the designated lead agency needs to furnish the required letter or written statement. Obligor shall pay for all Remediation Work, including the costs of plans and specifications, utilities, permits, fees, taxes and insurance premiums in connection therewith, and shall keep the Property free from all mechanics' or other liens arising out of the Remediation Work. Obligor

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shall keep Bank fully apprised of all material developments and findings during the course of any Remediation Work and shall furnish to Bank, promptly upon receipt or preparation, such information concerning the Remediation Work as Bank may reasonably request from time to time in order to verify Obligor's compliance with this section and to protect Bank's security, including, without limitation, copies, if any, or all reports, studies, analyses, contracts, manifests, orders, correspondence, videos, or computer generated materials. Upon Bank's request, Obligor shall also furnish bank with written confirmation in a form satisfactory to Bank showing that all contaminated soil and other materials removed, if any, from the property and any other property affected by the Remediation Work have been properly disposed of in accordance with all applicable laws, ordinances, rules and regulations and the orders and directives of all governmental authorities exercising jurisdiction over the remediation work, the property, or the property, which may include the holding of such materials in a legally permitted manner and for the legally permitted length of time, until deposited into KVI's proposed corrective action management unit. Bank shall have the right, but not the obligation, to participate in any action or proceeding relating to the presence or suspected presence of any Hazardous Substances at, in, on, under, above, around or that affects any portion of the Property, or the necessity for or adequacy of any Remediation Work. Such participation shall be solely for the purpose of protecting Bank's security, and shall not affect the release of liability previously issued by the Department to the Bank and shall not impose any liability on Bank or result in a waiver of any default of Obligor provided, however, the Bank, shall be responsible only to the degree that it would be legally responsible under federal, state or local environmental laws, for any gross negligence or for willful misconduct that results in the deposit or release of Hazardous Substances or exacerbation of any environmental condition caused by the bank, its employees, contractors, subcontractors and/or agents.

      8.  ENVIRONMENTAL GUARANTEES.

                (a) All Kaiser-Related Environmental Obligations shall be guaranteed, jointly and severally by KVI and KRC in accordance with the Environmental Guaranty Agreement executed by KVI and KRC, substantially in the form attached here as Exhibit "B".
                                ------------

                (b) All Burrtec-Related Environmental Obligations shall be guaranteed, jointly and severally, by BWI and WVRT in accordance with the Environmental Guaranty Agreement executed by BWI and WVRT, substantially in the form attached here as Exhibit "C".
                                   ------------

      9. SITE VISITS, OBSERVATIONS AND TESTING. At its expense until the occurrence of an Event of Default, Bank and its agents and representatives shall have the right at any reasonable time upon reasonable notice to enter and visit the Property for the purposes of observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the property. Obligor, at its expense, shall have the right to observe the Bank, comment on testing and sampling protocols and to obtain splits of any samples taken by the Bank. Bank is under no duty, however, to visit or observe the property or to conduct tests, and any such acts by Bank shall be solely for the purposes of verifying Obligor's compliance with this agreement and protecting Bank's security. No site visit, observation or testing by Bank shall result in a waiver of any default of Obligor, impose any liability on Bank, or affect the Department's release of liability previously issued to the Bank except to the extent the Bank, its employees, contractors and/or agents are found to be legally responsible under federal, state or local environmental laws or for increased remediation costs to the Obligor as a result of gross negligence or willful misconduct that results in a deposit, release or exacerbation of Hazardous Substances onto or from the Property. In no event shall any site visit, observation or testing by Bank be a representation that Hazardous Substances are or are not present at, on, in, under, above, around, or that affect any portion of the Property, or that there has been or shall be compliance with any law, regulation, ordinance order, or agreement pertaining to Hazardous Substances or any other applicable law or regulation. Neither Obligor nor any other party is entitled to rely on any site visit, observation or testing by Bank. Bank owes no duty of care to protect Obligor or any other party against

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or to inform Obligor or any other party of, any Hazardous Dubstances or any other adverse condition affecting the Property. However, Bank shall promptly provide Obligor, at Obligor's cost, a copy of all reports, studies, drafts, analysis and correspondence related to any site visit, sample or test taken by or on behalf of the Bank. In each instance, Bank shall give reasonable notice before entering the property or any place which the Bank is permitted to enter under this section. Bank shall make reasonable efforts to avoid interfering with the use of the Property in exercising any rights provided in this section.

      10. SUBROGATION. Upon the occurrence of an event of default, Bank shall have full benefit of any and all rights which Obligor now or hereafter may have against third parties with regard to Hazardous Substances, whether such rights arise by contract, by operation of law, or in equity, and shall have the right, but not the obligation, to enforce such rights for the sole benefit of Bank directly against any such third party. If the consent of any such third party is necessary to fully effectuate the foregoing subrogation and assignment of Obligor's rights, Obligor shall promptly obtain and provide such consent.

      11. EVENT OF DEFAULT. A breach by Obligor of any material covenant, warranty or other provision of this Agreement shall constitute, at the election of Bank in its reasonable discretion, an event of default (an "Event of Default") under this Agreement after the required notice has been given herein and Obligor, or any Guarantor of this Agreement has not commenced performance of their respective obligations and diligently proceeded with such performance as required herein. Prior to declaring an Event of Default under this Agreement, Bank shall give Obligor, and BWI thirty (30) days prior written notice detailing the reasons why the Bank may declare an Event of Default under this Agreement. However, if the Environmental Condition is such that it involves a material and imminent danger to human health or safety the bank shall be required to give only such notice as may be reasonable in emergency circumstances. The Bank shall not declare an event of default if Obligor (i) complies or commences compliance with its obligations under this agreement on or before the lapse of said thirty
(30) day period or such shorter period of time as may be reasonable in the event of an emergency situation; and (ii) thereafter diligently prosecutes such performance until the breach has been cured. The Bank acknowledges and recognizes that Remediation Work often takes longer to plan, undertake and complete than thirty (30) days and that an event of default shall not occur under this agreement so long as obligor commences appropriate action within the 30-day period specified above and diligently proceeds with the appropriate Remediation Work with reasonable promptness.

      12. ENVIRONMENTAL OBLIGATION NOT SECURED BY REAL PROPERTY. The liability of Obligor under this agreement is secured pursuant to the security agreement but is not and shall not be secured by (i) The Deed of Trust which secures Obligor's obligations with respect to the credit extension; or (ii) any other lien encumbering all or any portion of the Property or any other real property. The liability of Obligor under this agreement shall not be limited to or measured by the amount, if any, outstanding under the Credit Extension or by reference to the value of any of the property or collateral. No action for the enforcement of or recovery of damages under this Agreement shall constitute an "action" within the meaning of Section 726 of the California Code of Civil Procedure, and no judgment against obligor in any action hereunder shall constitute a money judgment or deficiency judgment within the meaning of sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure. The rights of Bank under this agreement shall be cumulative and in addition to any other rights and remedies of bank under any other document or instrument or at law or in equity.

      13. WAIVER OF SURETYSHIP AND GUARANTOR DEFENSES. To the extent Obligor is a surety or a guarantor hereunder for any obligation of the Borrower and the owner of the Property, or either of them ("Principal"), Obligor expressly waives and relinquishes any and all rights and remedies Obligor may have or be able to assert by reason of laws relating to the rights and remedies of sureties or guarantors. The obligations of Obligor under this agreement are independent of the obligations of Principal and a separate

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action may be brought and prosecuted against Obligor whether or not an action is brought against Principal or Principal is joined in any such action. Obligor authorizes Bank, without notice to or demand of or consent from, Obligor and without affecting Obligor's liability under this agreement, from time to time to amend, modify, change, alter, waive, release, extend, renew, surrender or enforce any obligation of principal; take, hold, enforce, waive, impair, compromise or release security for the performance of any obligation of principal; apply any such security and direct the order or manner of sale thereof as Bank in its sole and complete discretion may determine; release or substitute, in whole or in part, any person or entity liable for any obligation of principal; and settle or compromise any obligation of principal. Obligor shall be and remain bound under this agreement notwithstanding any such action by Bank. Obligor waives all rights under California Civil Code Section 2845 and waives any right to require Bank to proceed against Principal, proceed against or exhaust any security now or hereafter held by Bank, or pursue any other remedy in Bank's power whatsoever. Bank may, at its election, exercise any right or remedy Bank may have against Principal or any security now or hereafter held by Bank without affecting or impairing in any way the liability of Obligor under this agreement. Obligor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other right of remedy of Obligor against Principal or any such security, regardless of the cause of any such absence, impairment or loss. Obligor waives any defense arising by reason of any disability or other defense of Principal or by reason of the cessation from any cause whatsoever of the liability of Principal.
Obligor waives any setoff, defense or counterclaim, which Principal may have or claim to have against bank. until all obligations of Principal to Bank have been performed in full, Obligor shall have no right of subrogation and waives any right to enforce any remedy Bank now has or may hereafter have against Principal. Obligor waives all rights under California Civil Code section 2849 and any other benefit of or right to participate in any security now or hereafter held by Bank. At the option of bank, Obligor may be joined in any action or proceeding commenced by Bank against Principal in connection with or based on any obligation of Principal and Bank may recover against Obligor in such action or proceeding without any requirement that Bank first assert, prosecute or exhaust any right, remedy or claim against Principal.

      14. SURVIVAL. This agreement and the obligations and liabilities of Obligor hereunder shall survive and remain in full force and effect following the performance, repayment or discharge of the environmental obligation and the Credit Extension, including, without limitation, by a full or partial reconveyance of all or any portion of the Property or by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure. Obligor waives the right to assert any statute of limitations as a bar to the enforcement of this agreement.

      15. SEVERABILITY. If any of Obligor's obligations hereunder shall be held to be unenforceable, the remainder of this agreement and its application to all obligations other than those with respect to which it is held unenforceable shall not be affected thereby and shall remain in full force and effect.

      16. ATTORNEYS' FEES. If bank is required to enforce Obligor's obligations hereunder, Obligor shall pay to Bank all costs incurred, whether or not suit is filed, including, but not limited to, reasonable attorneys' fees (including reasonably allocated costs of in-house legal services) and court costs.

      17. GOVERNING LAW. The terms of this agreement shall be governed by and construed according to the laws of the State of California.

      18. JOINT AND SEVERAL OBLIGATIONS. If more than one person or entity has executed this agreement as obligor, their liability shall be joint and several, except as otherwise provided for in this Agreement.

      19. SUCCESSORS AND ASSIGNS. All of the provisions hereof shall inure to the benefit of Bank

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successors and assigns and be binding upon Obligor and Obligor's successors and assigns; provided, however, that no assignment of this agreement by obligor shall release Obligor from Obligor's obligations hereunder.

      20. NO THIRD-PARTY BENEFICIARY. The terms of this agreement are for the sole and exclusive protection and benefit of Bank. No party shall be a third-party beneficiary hereunder and no provision hereof shall operate or inure to the use or benefit of any third party.

      21. CONFIDENTIALITY. The Bank agrees that, as to third parties, except for documents that are already available to the public, it will maintain the confidentiality of all data, reports, correspondence, tests, and other information pertaining to environmental conditions and remediation work except as otherwise required by law or except as necessary to enforce the terms of this agreement.

      22. COUNTERPARTS. This Agreement may be executed in duplicate originals or in any number of counterparts, and the signature pages of each counterpart may be removed and attached to one agreement which shall be deemed an original, and shall constitute one instrument.

      23. ENTIRE AGREEMENT. Other than the Reimbursement Agreement, the Borrower agreements referenced therein and the Environmental Guarantees, there are no oral or side agreements between Bank and Obligor affecting this Agreement, and this Agreement contains the entire agreement of the parties with regard to the subject matter contained herein. No amendment, modification, termination or cancellation of this agreement shall be effective unless in writing and signed by both Bank, and Obligor, BWI and KVI.

      IN WITNESS WHEREOF, Obligor has executed this agreement as of the date first above written with the intent to be legally bound thereby.


                                 WEST VALLEY MRF, LLC
                                 a California limited liability company


                                 By:  West Valley Recycling & Transfer, Inc.,
                                      a California corporation, Member

                                 By:  /s/ Cole Burr
                                   ---------------------------------------
                                    Name:  Cole Burr
                                    Title:  President

                                 By:  Kaiser Recycling Corporation
                                      a Delaware corporation, Member

                                 By:  /s/ James F. Verhey
                                     --------------------------------------
                                     Name:  James F. Verhey
                                     Title:  Vice President

                     EXHIBITS AND SCHEDULES NOT ATTACHED.

                         THEY WILL BE FURNISHED TO THE

 SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF THE SECURITIES

                           AND EXCHANGE COMMISSION.


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